Exhibit 10.30

SECOND AMENDMENT

TO

ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (the “Amendment”) is made effective as of December 5, 2016, by and between Hallo Development Co. LLC, a Michigan limited liability company (“Hallo”) and Summit Semiconductor LLC, a Delaware limited liability company (“Summit”), and modifies and amends certain terms of that Asset Purchase Agreement dated June 25, 2008 between Hallo and Focus Enhancements, Inc., a Delaware corporation (“Focus”), as amended by that certain Amendment to Asset Purchase Agreement dated October 26, 2010 between Hallo and Focus (as amended, the “Asset Purchase Agreement”). Focus subsequently assigned its rights and obligations under the Asset Purchase Agreement to Summit pursuant to an Asset Purchase Agreement between Focus and Summit dated July 31, 2010. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to each in the Asset Purchase Agreement.

RECITALS

WHEREAS, the Asset Purchase Agreement provides for payment to Hallo of the Revenue Share for revenues obtained in connection with the sale of any Covered Product during the Revenue Share Term, as more particularly set forth therein;

WHEREAS, certain Revenue Share amounts are due and owing to Hallo under the Asset Purchase Agreement; and

WHEREAS, Hallo and Summit have reached agreement on an amendment to the Asset Purchase Agreement with respect to the payment of the outstanding Revenue Share amounts.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Hallo and Summit hereby agree as follows:

1.    Reaffirmation. Summit hereby reaffirms all of its obligations to Hallo under the Asset Purchase Agreement, and acknowledges and agrees that, as of November 30, 2016, the outstanding Revenue Share amount, including accrued interest thereon, equals $337,911.76 (the “Outstanding Revenue Share Amount”).

2.    Payment. As an express condition precedent to the effectiveness of this Amendment, Summit shall, contemporaneously with Summit’s execution and delivery of this Amendment, make a payment to Hallo in the amount of $37,500.00 (the “First Payment”), which First Payment shall be applied to the Outstanding Revenue Share Amount as determined by Hallo in its sole discretion.

3.    Modifications. Effective upon Hallo’s receipt of the First Payment, notwithstanding anything to the contrary in the Asset Purchase Agreement, the remainder of the Outstanding Revenue Share Amount shall be paid by Summit as follows:

a.       “Final Payment Date” means the date five (5) days following the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of capital stock (or other equity) for the account of Summit in which such equity will be traded on a recognized major stock exchange (“IPO”).

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b.       On the closing of a bona fide equity or debt financing (or series of related closings of any such financings) of Summit the aggregate gross proceeds of which equal or exceed $4,000,000.00 (“Qualified Financing”), Summit shall promptly (but only, in the event that all or part of the Qualified Financing is a debt financing, following satisfaction of the Second Payment Condition) make a payment to Hallo in the amount of $12,500.00 (“Second Payment”), which shall be applied to the Outstanding Revenue Share Amount as determined by Hallo in its sole discretion. “Second Payment Condition” shall be satisfied upon Hallo’s entry into a subordination agreement with the lender or lenders participating in a Qualified Financing that is a debt financing (“Other Lender”) pursuant to which the priority of any lien and security interest securing the Outstanding Revenue Share Amount shall be subordinated to the lien granted by Summit in favor of the Other Lender but only to the extent such lien secures the debt incurred in the Qualified Financing, and otherwise on terms and conditions reasonably satisfactory to Hallo in accordance with reasonable terms customarily agreed to between lenders in similar circumstances. Hallo’s reasonable costs and legal fees incurred in connection with such subordination agreement shall be paid by Summit contemporaneously with the Second Payment.

c.       On the Final Payment Date, Summit shall pay to Hallo a cash payment in the amount of $95,000.00 (“Third Payment”), which shall be applied to the Outstanding Revenue Share Amount as determined by Hallo in its sole discretion. After giving effect to the Third Payment, the remaining Outstanding Revenue Share Amount and all accrued unpaid interest thereon will automatically and without further action by Summit or Hallo convert into the number of shares of the class and series of capital stock (or other equity) of Summit sold in the IPO as Hallo would have received had it purchased such shares at a price per share equal to the average of the highest and the lowest price per share at which such shares were sold on the Maturity Date.

d.       Promptly following receipt by Hallo of all payments and a certificate evidencing the shares as provided for hereunder, no further amounts shall be due and owing in respect of the Revenue Share.”

4.    No Further Changes. Except as specifically modified by this Amendment, all of the terms and conditions of the Asset Purchase Agreement and all documents and agreements related thereto shall remain in full force and effect.

[signatures on following page]

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SUMMIT:
SUMMIT SEMICONDUCTOR LLC, a Delaware limited
liability company

	By:	/s/ Brett Moyer
Brett Moyer, Chief Executive Officer
HALLO:
HALLO DEVELOPMENT CO. LLC, a Michigan limited
liability company

	By:	/s/ Dennis Howitt
Dennis Howitt, Managing Member

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